EXHIBIT 10.1

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED: [***]

EXECUTION VERSION

CONFIDENTIAL

ATG NETWORK SHARING AGREEMENT

This ATG Network Sharing Agreement (this “Agreement”) is dated as of December 1, 2020, by and between Gogo Business Aviation LLC (“Gogo”) and Gogo LLC (“Intelsat”). Gogo and Intelsat may hereafter collectively be referred to as the “Parties,” or individually as a “Party.”

RECITALS

WHEREAS, Affiliates of the Parties are parties to that certain Purchase and Sale Agreement between Gogo Inc. and Intelsat Jackson Holdings S.A. dated as of August 31, 2020 (the “Purchase Agreement”) pursuant to which Intelsat shall purchase from Gogo and Gogo shall sell to Intelsat certain assets comprising Gogo’s CA Business (as defined as the “Business” in the Purchase Agreement);

WHEREAS, as of the Closing (as such term is defined in the Purchase Agreement), Intelsat will be the owner of the CA Business and Gogo will retain all aspects of its business aviation (“BA”) business operating under Parts 91 or 135 of 14 CFR and international equivalents as well as charter companies conducting scheduled flight operations departing from executive fixed base operations and private charters operating under 14 CFR Part 121 (the “BA Business”);

WHEREAS, as part of the BA Business, Gogo is the owner and operator of a proprietary air-to-ground (“ATG”) cellular network employing the EVDO standard or such successor technology to EVDO made available by Gogo pursuant to the terms of this Agreement (the “ATG Network”) and is developing, and will be the owner and operator of, a next-generation 5G air-to-ground network (the “5G ATG Network”); and

WHEREAS, substantially concurrently with, and as a condition to, the Closing, the Parties desire to enter into this Agreement pursuant to which Gogo will provide to Intelsat access to certain inflight connectivity services and entertainment services on its ATG Network and, upon the launch of the 5G ATG Network, on its 5G ATG Network (collectively, the “ATG Services”) in each case for use in connection with the CA Business to provide broadband Internet access service, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein benefitting the Parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS; INTERPRETATION.

1.1.

Definitions. Capitalized terms defined in the body of this Agreement hereto are indexed in Appendix I attached hereto and by this reference made a part hereof. Capitalized terms used in this Agreement but not defined herein are defined in Appendix I.

1.2.

Interpretation. The Recitals to this Agreement are incorporated into and shall constitute a part of this Agreement. The captions and headings in this Agreement are for convenience only, and shall have no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Schedules, Appendices, or Exhibits mean the particular Articles, Sections, Schedules, Appendices, or Exhibits to this Agreement and references to this Agreement include all Schedules, Appendices, and Exhibits. Unless the context otherwise requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating “but not limited to” or “without limitation”; (b) the words “day” and “year” mean calendar day and calendar year unless otherwise specified; (c) the words “hereof,” “herein,” “hereby” and the like refer to this Agreement as a whole and not merely to the particular provision in which such word appears; (d) the words “shall” and “will” have interchangeable meanings; (e) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (f) words of any gender include all genders; (g) words using the singular or plural also include the plural or singular, respectively; and (h) references to any law, rule or regulation, or any article, section or other division thereof, shall be deemed to include then-current amendments thereto or any replacement law, rule or regulation thereof.

2.	NETWORK ACCESS.

2.1.

Access to ATG Network. Gogo will provide Intelsat and its Affiliates with access to the ATG Network, and Intelsat and its Affiliates may access the ATG Network, for ATG Aircraft on the terms and conditions set forth herein. Notwithstanding the launch of the 5G ATG Network and Intelsat being provided with access to the 5G ATG Network for ATG Aircraft as provided in Section 2.7, Gogo will continue to provide the ATG Network during the Term. The ATG Network currently employs the EVDO technology standard and Gogo will continue to provide support for the EVDO standard to Intelsat for so long as the EVDO standard is in commercial use by Gogo. Gogo will provide Intelsat access to any technology that succeeds the EVDO standard as soon as it is commercially available for use by Gogo. Gogo will provide Intelsat with not less than [***] written notice prior to (i) ceasing support for the EVDO standard or (ii) decommissioning the EVDO standard and switching to a successor technology; provided that such notice shall not be provided earlier than the date on which the Dual Mode Aircard is available for use by Intelsat CA Customers (as defined below).

2.2.

Service Level. Access to the ATG Network will be provided by Gogo on a best efforts basis and, at minimum, in a manner that permits Intelsat and its Affiliates to meet its and their SLA obligations that are in effect as of the Closing with respect to the customers of the CA Business (“Intelsat CA Customers”). Gogo will retain the right to modify its network management policies, so long as such modifications are consistent with the SLAs between Gogo and Intelsat contemplated by Section 2.3. Gogo maintains the right at any time to take any actions to limit network usage in the aggregate or on a per aircraft basis through traffic management and other reasonable fair use policies such that network usage by Intelsat or its customers’ ATG Aircraft does not harm the user experience of other aircraft on the ATG Network (any such actions, “Network Management Actions”); provided, however, that Gogo may not engage in any Network Management Actions that would prioritize Gogo customers over Intelsat CA Customers. To maintain the performance of the ATG Network, usage of such network by Intelsat or its customers’ ATG Aircraft shall not exceed [***] per month during the Term (the “Monthly 4G Cap”), provided that Gogo may provide additional network capacity above the Monthly 4G Cap in its sole discretion. If requested by Intelsat prior to launch of the 5G ATG Network, and subject to the terms and conditions set forth in Sections 2.3 and 2.5, the Parties shall work in good faith, subject to mutual agreement on pricing and other terms, to allow for the expansion of the Monthly 4G Cap to [***].

2.3.	Service Level Agreements.

2.3.1.

Existing Customers. For each existing Intelsat CA Customer as of the Closing, Gogo will (a) provide a service level agreement (“SLA”), substantially in the form of the existing SLA that the CA Business has with the Intelsat CA Customer as of the Closing, that backstops the CA Business’ SLA obligations with respect to such Intelsat CA Customer and (b) indemnify Intelsat for any penalties payable by Intelsat to the applicable Intelsat CA Customer arising under the existing SLA that the CA Business has with the Intelsat CA Customer, to the extent such penalties result from any breach by Gogo of its obligations under the relevant SLA (as applied to Gogo under this Agreement); provided, that (i) Gogo shall not be liable for any penalties or damages arising from or relating to third-party hardware or third-party service providers, and (ii) Gogo shall have no indemnification obligations under any new SLA that Intelsat has with respect to any new Intelsat CA Customer. (The obligations in clauses (a) and (b) of the prior sentence are referred to herein collectively as the “SLA Obligations”.) The existing SLAs with each existing Intelsat CA Customer that are in effect as of the Closing are listed in Schedule 5. For clarity, Gogo’s SLA Obligations shall extend to any renewals or extensions of SLAs that are in effect as of the Closing with existing Intelsat CA Customers that are entered into during the Term, but any amendment to the terms of SLAs with existing Intelsat CA Customers as of the Closing that is more favorable to a customer in respect of the ATG Services or would increase the ATG Services performance requirements or service level obligations as compared to the terms of the CA Business’ existing SLA obligations to Intelsat CA Customers as of the Closing, require material modifications to the existing ATG Network infrastructure or cause Gogo to incur costs in excess of fees to be paid, shall be subject to the same commercially reasonable review, comment and amendment procedure as set forth in Section 2.3.2 for new customers.

2.3.2.

New Customers and Amended SLAs. If Intelsat wishes to enter into a new SLA relating to ATG Network services with a new Intelsat CA Customer following the Closing that is more favorable to a customer in respect of the ATG Services or would increase the ATG Services performance requirements or service level obligations as compared to the terms of the CA Business’ existing SLA obligations to Intelsat CA Customers as of the Closing, require material modifications to the existing ATG Network infrastructure or cause Gogo to incur costs in excess of fees to be paid, then Intelsat shall give Gogo at least ten (10) Business Days to review and comment on the proposed SLA with such new Intelsat CA Customer (with respect to the ATG Services). If the terms are acceptable to Gogo (to be confirmed by Gogo’s express written consent, not to be unreasonably withheld, conditioned, or delayed), Gogo’s SLA Obligations (which shall be limited to clause (a) of Section 2.3.1) shall also extend to such new SLA. If the terms are not acceptable to Gogo (acting reasonably and in good faith) or Gogo does not respond in writing within such ten (10)-Business Day period, the Parties will discuss in good faith reasonable modifications to the proposed terms such that they are acceptable to both Parties. With respect to any such new Intelsat CA Customer SLA, Intelsat and Gogo shall negotiate in good faith to make appropriate modifications to pricing or other terms in this Agreement to accommodate any increased ATG Services performance requirements or service level obligations, any material modifications to the existing ATG Network infrastructure or any material costs incurred by Gogo in excess of fees to be paid. If Intelsat wishes to amend an existing SLA with an existing Intelsat CA Customer or enter into a new SLA relating to the ATG Services with a new Intelsat CA Customer following the Closing, in each case, that is consistent with or less customer-favorable in each material respect than the terms of the CA Business’ existing SLA obligations to Intelsat CA Customers as of the Closing, then Gogo’s SLA Obligations shall extend to such new Intelsat CA Customer or amended SLA so long as Gogo’s ability to meet the same would not require material modifications to the existing ATG Network infrastructure, or cause Gogo to incur material costs in excess of fees to be paid; provided that, Gogo’s SLA Obligations shall be limited to clause (a) of Section 2.3.1. If Intelsat wishes to amend an existing SLA or enter into a new SLA with an existing Intelsat CA Customer that is more favorable to such Intelsat CA Customer in respect of the ATG Services than the terms of the CA Business’ existing SLA obligations to such Intelsat CA Customer, would increase the ATG Services performance requirements or service level obligations as compared to the terms of the CA Business’ existing SLA obligations to such Intelsat CA Customer, require material modifications to the existing ATG Network infrastructure, or cause Gogo to incur costs in excess of fees to be paid (a “Modified SLA”), Intelsat may request that Gogo amend the terms of its existing SLA to backstop the Modified SLA and propose commensurate modifications to pricing or other terms in this Agreement, but Gogo will be under no obligation to agree to any such amendment. Intelsat will provide true and complete copies of any new or amended SLA to Gogo within five (5) Business Days following execution.

2.3.3.

The provisions of this Section 2.3 are based upon Intelsat’s access to the ATG Network. The Parties will work together in good faith to modify the provisions of each applicable SLA, including both the CA Business’ SLA obligations with the Intelsat CA Customer and the Gogo/Intelsat SLA that backstops the Intelsat CA Customer SLA, to apply to the 5G ATG Network in accordance with Section 2.7.2.

2.4.

Customer Support. Intelsat will provide [***] support to the Intelsat CA Customers. Gogo will provide to Intelsat [***] support for the ATG Network and for any hardware or software provided by Gogo hereunder and ATG systems activations and deactivations. A description of the obligations for each level of support is set forth on Schedule 3. Gogo and Intelsat will agree on SLA support provisions for each Intelsat CA Customer reasonably consistent with those in the airline SLAs currently applicable to such Intelsat CA Customer. Gogo will promptly provide Intelsat with reasonable documentation outlining procedures for requesting and receiving support (which procedures shall be materially consistent with those procedures in place prior to the Closing).

2.5.	ATG Network Use Restrictions.

2.5.1.

Permitted Use. Intelsat’s and its Affiliates’ use of and access to the ATG Network (including all content transmitted via the ATG Network) shall comply with all Applicable Laws and the terms of this Agreement. As between the Parties, Intelsat is solely responsible for: (a) all use or access (whether or not authorized) of the ATG Network by Intelsat CA Customers and their end users (“Intelsat End Users”), which use shall be deemed Intelsat’s use for purposes of this Agreement; and (b) all content that is stored or transmitted via the ATG Network by Intelsat, Intelsat CA Customers and Intelsat End Users. For clarity, Intelsat is not responsible for any use or access of the ATG Network by customers of the BA Business. Without limiting any other provisions of this Agreement, Gogo has the right to immediately suspend access of any Intelsat CA Customer or Intelsat End User to the ATG Network for violations under this Section 2.5. Intelsat or its Affiliate shall cause the applicable Intelsat CA Customer or Intelsat End

User to immediately cease using the ATG Network upon notice of suspension. Gogo may continue such suspension until the matter prompting the suspension has been corrected to Gogo’s reasonable satisfaction. Intelsat and its Affiliates shall use, and require any Intelsat End Users to use, the ATG Network only for lawful purposes and in compliance with any and all Applicable Laws, rules, regulations and/or restrictions of any territory in which Intelsat, Intelsat CA Customers, or any Intelsat End Users use the same or to which it is otherwise subject, including the rules and regulations of the FCC; all United States export control laws; Applicable Laws with respect to patent, copyright, trademark, and any other intellectual property rights; and any Applicable Laws concerning defamation, obscenity, privacy and data protection. Intelsat shall not use the ATG Network, or any portion thereof, in any manner that is likely to cause harm to or interference with any infrastructure of Gogo or a third party.

2.5.2.

Permitted Restrictions. Gogo may implement reasonable processes to monitor or control use of the ATG Network, and may also impose restrictions to prevent overburdening the ATG Network, consistent with the usage limitations provided in this Agreement, or to prevent Misuse.

2.5.3.

Misuse. Intelsat shall promptly notify Gogo in the event that Intelsat becomes aware that any Intelsat CA Customer or Intelsat End User has used or is using the ATG Network in an illegal, fraudulent or unauthorized manner, in a manner that violates Applicable Laws or reasonable, written Gogo Policies, or in a manner that has the potential to cause technical or physical damage or harm to the ATG Network (including security risks associated with malicious activity, such as the introduction or promulgation of worms, viruses or other malicious software or programs) (collectively, “Misuse”). If any such Misuse of the ATG Network by Intelsat CA Customers or Intelsat End Users is discovered, the Parties will work cooperatively and in good faith with one another in resolving any such Misuse, including escalating the issue to each Party’s Chief Information Security Officer, or equivalent officer to promptly resolve such Misuse. Notwithstanding the foregoing, Gogo may immediately suspend or restrict the offending Intelsat CA Customers’ or Intelsat End Users’ access to the ATG Network until any and all Misuse has been corrected and cured to Gogo’s reasonable satisfaction. Gogo may also suspend Intelsat’s use of the ATG Network if, in connection with Intelsat’s or an Intelsat End User’s use of the ATG Network, Gogo or any of its Affiliates (a) is indicted or charged as a criminal defendant; or (b) becomes the subject of a criminal proceeding or investigation or any other action or threat of action that potentially could result in (i) the revocation, suspension, or loss of any license, ability or right of Gogo to provide the ATG Network to any customer, or (ii) the loss of any customer’s right or ability to use capacity or services provided to it by Gogo. In addition, Gogo may also suspend Intelsat’s use of the ATG Network if Intelsat or any Intelsat End User is listed on any compilation by any government of organizations or individuals with which business may not be conducted.

2.5.4.

Interference; Impairment. Intelsat shall not use, or permit the use of the ATG Network, in a manner that will interfere, permit or cause interference with the ATG Network in such a way as to interfere with or otherwise impair the quality of the ATG Network provided to other customers or end users of Gogo. Upon discovery of any such interference or impairment, Gogo shall promptly notify Intelsat and Intelsat shall promptly cease, or require that such Intelsat CA Customer or Intelsat End User cease, from engaging in such acts or omissions causing or contributing to such interference or impairment. To the extent such interference or impairment continues despite the above, or if the nature of the improper activity is willful, intentional or unlawful, Gogo shall have the right to immediately suspend access to the ATG Network at the affected Intelsat CA Customer or Intelsat End User, and Gogo shall provide Intelsat with written notification of such suspension thereafter. Intelsat shall assist Gogo in taking all actions necessary to prevent further interference. Gogo shall not be responsible for any interference that Intelsat CA Customers or Intelsat End Users may incur while accessing an ATG Network. Gogo may also immediately suspend Intelsat’s or its Affiliates’ use of the ATG Network if any third party is blocking or jamming Intelsat’s signal and thereby interfering with the use or performance of the ATG Network, until the blocking or jamming and associated interference is resolved to Gogo’s reasonable satisfaction.

2.5.5.

Resale Restriction. Intelsat, its Affiliates, and Intelsat CA Customers shall be permitted to provide access to the ATG Network solely in connection with the CA Business and solely to end users on ATG Aircraft. Neither Intelsat, its Affiliates nor any Intelsat CA Customers may offer the ATG Network on a wholesale basis or otherwise resell the ATG Network to any third parties or otherwise provide access to the ATG Network on a stand-alone basis, except as authorized under this Agreement. For the avoidance of doubt, nothing herein shall prohibit Intelsat from offering the ATG Network to Intelsat CA Customers and Intelsat End Users through one or more of its Affiliates, including through intercompany services agreements entered into by and between Intelsat and any such Affiliates. Notwithstanding the foregoing, Intelsat may sell data to a third party willing to pay for data consumed on ATG Aircraft where such aircraft are serviced by Intelsat pursuant to an agreement between Intelsat and an airline. The ATG Network is not intended for and shall be not be used for Intelsat’s own internal business purposes or in connection with the bundling or sale of ATG Network other than as a part of the CA Business. Neither Intelsat, its Affiliates nor any Intelsat CA Customers may otherwise sell, re-sell, grant, license, lease or otherwise offer, share or provide access to the ATG Network to any third party who is not an end user of such Intelsat CA Customer.

2.6.

Exclusivity. During the Term and so long as Intelsat pays to Gogo at least the applicable Annual Minimum Revenue Guarantees for use of the ATG Network, Gogo grants Intelsat the exclusive right to re-sell the ATG Services into the Commercial Aviation Market in the United States and Canada (the “Exclusivity Right”). Subject to the terms of Section 5, if Intelsat fails to pay the applicable Annual Minimum Revenue Guarantee in any given year during the Term, Intelsat shall forfeit the Exclusivity Right for the remainder of the Term.

2.7.	5G ATG Network.

2.7.1.

5G ATG Network Launch Date. Gogo will use commercially reasonable efforts to launch the 5G ATG Network by [***], or the earliest practicable date thereafter. The date on which Gogo makes the 5G ATG Network broadly available to Intelsat (functioning in substantially the same geographies as the ATG Network) in substantial conformance with its specifications pursuant to the terms and conditions of this Agreement shall be referred to herein as the “5G ATG Network Availability Date”. The date on which Gogo first makes the [***] Product and the [***] Product (and any other critical component of the 5G ATG Network that is proprietary to Gogo and is reasonably required for Intelsat to launch service on the 5G ATG Network) commercially available to Intelsat for installation on Intelsat CA Customer aircraft ([***]) shall be referred to herein as the “5G ATG Equipment Availability Date”. For purposes of this Agreement, (i) the “First 5G Rev Share Date” shall be the later of (a) the 5G ATG Network Availability Date, and (b) the date that is [***] after the 5G ATG Equipment Availability Date, and (ii) the “5G

ATG Network Launch Date” shall be the later of (a) the 5G ATG Network Availability Date, and (b) the date that is [***] after the 5G ATG Equipment Availability Date. For the avoidance of doubt, the Parties acknowledge and agree that it is possible for the First 5G Rev Share Date and the 5G ATG Network Launch Date to occur at the same time, if the 5G ATG Network Availability Date does not occur before the date that is [***]after the 5G ATG Equipment Availability Date. Prior to the 5G ATG Network Availability Date, Gogo shall keep Intelsat reasonably informed with respect to the anticipated timing of the launch of the 5G ATG Network. Gogo shall provide Intelsat with a deployment plan with respect to deployment of the 5G ATG Network no later than [***], and Gogo shall provide Intelsat with periodic updates regarding such deployment leading up to the 5G ATG Network Availability Date. After the first to occur of the First 5G Rev Share Date or the 5G ATG Network Launch Date, Gogo will provide Intelsat with access to the 5G ATG Network, and Intelsat shall have the right to access the 5G ATG Network, for ATG Aircraft on the terms and conditions set forth herein, including that the provisions of Sections 2.2 (Service Level), 2.3 (Service Level Agreements), and 4.2 (5G Hardware) shall also apply to the 5G ATG Network, except as provided in Sections 2.7.2 and 2.7.3 (for the avoidance of doubt, the provisions of Section 2.2 relating to the Monthly 4G Cap shall not apply to the 5G ATG Network).

2.7.2.

Amendment of SLAs for 5G ATG Network. Prior to the first to occur of the First 5G Rev Share Date or the 5G ATG Network Launch Date, the Parties shall negotiate in good faith to enter into amended SLAs between Gogo and Intelsat applicable to the 5G ATG Services. To the extent that the 5G ATG Network, when it becomes commercially operational and available to Intelsat hereunder, supports different SLA criteria than the ATG Network, the Parties will work together in good faith to make appropriate modifications to the amended SLAs, including both the CA Business’ SLA obligations with the Intelsat CA Customer and the Gogo/Intelsat SLA that backstops the Intelsat CA Customer SLA.

2.7.3.

Service Level. To maintain the performance of Gogo’s 5G ATG Network, usage of such network by Intelsat, its Affiliates or its or their customers’ ATG Aircraft shall not exceed a number of gigabytes per month (the “Monthly 5G Cap”) during the Term, provided that Gogo may provide additional network capacity above the Monthly 5G Cap in its sole discretion. Given the unknown nature of capacity limitations and expected usage of the 5G ATG Network as of the date of this Agreement, the Parties agree to a “backstop” Monthly 5G Cap with the understanding that they will negotiate in good faith to determine a mutually agreed Monthly 5G Cap prior to the 5G ATG Network Launch Date. If the Parties are unable to agree on a Monthly 5G Cap prior to the 5G ATG Network Launch Date, the “backstop” Monthly 5G Cap will be no less than [***] of the then-available capacity of the 5G ATG Network.

2.7.4.

Customer Support and ATG Network Use Restrictions. All applicable provisions of this Agreement, including Sections 2.4 (Customer Support) and 2.5 (ATG Network Use Restrictions) shall also apply to the 5G ATG Network.

3.	PRICING FOR NETWORK ACCESS.

3.1.

Pricing for Pre-5G ATG Network Launch. For each year of the Term between the Closing and the first to occur of the First 5G Rev Share Date or the 5G ATG Network Launch Date, Intelsat shall pay Service Fees in an amount equal to the greater of [***] of Net Annual ATG Service Revenue and the Annual Minimum Revenue Guarantee amount of [***]. If applicable, for the up to [***] period between the First 5G Rev Share Date and the 5G ATG Network Launch Date, Intelsat shall pay prorated Service Fees for the applicable portion of a year to which such [***] period relates, in an amount equal to the greater of [***] of Net Annual ATG Service Revenue and such prorated portion of the Annual Minimum Revenue Guarantee amount of [***]; provided that, such time period would be [***] if the 5G ATG Network Availability Date does not occur before [***].

3.2.

Pricing for Post-5G ATG Network Launch. For each year of the Term between the 5G ATG Network Launch Date and the end of the Term, Intelsat shall pay to Gogo Service Fees in an amount equal to the greater of (a) [***] of Net Annual ATG Service Revenue and (b) the applicable Annual Minimum Revenue Guarantee amount for such year (the “Post-5G Pricing Terms”). The Annual Minimum Revenue Guarantee for the first year following the 5G ATG Network Launch Date shall be [***] and the Annual Minimum Revenue Guarantee for the second year following the 5G ATG Network Launch Date shall be [***]. For each year of the Term thereafter, the Annual Minimum Revenue Guarantee shall increase by [***]. Assuming that the 5G ATG Network Launch Date takes place in [***], an illustrative schedule of subsequent Annual Minimum Revenue Guarantees is set forth in Schedule 2. The Annual Minimum Revenue Guarantee shall be adjusted pro-rata for any partial year (see example of pro-rated payments in Schedule 2). Notwithstanding the foregoing or anything herein to the contrary, if (1) the 5G ATG Network Launch Date has not occurred by [***] and (2) the failure to launch the 5G ATG Network by [***] was not primarily caused by a Force Majeure Event or by actions of Intelsat (for which, to the extent Gogo had actual knowledge thereof, Gogo provided Intelsat with (i) notice stating with specificity the actions of Intelsat in question and (ii) reasonable opportunity to cure), third parties or other factors outside of Gogo’s control, then for the period between [***] and the 5G ATG Network Launch Date, (x) Intelsat shall pay Gogo for the ATG Services an amount equal to [***] of Net Annual ATG Service Revenue, and (y) there shall be no Annual Minimum Revenue Guarantee amount. For the avoidance of doubt, despite any such delay, following the 5G ATG Network Launch Date, the Post-5G Pricing Terms shall apply, and the applicable Annual Minimum Revenue Guarantee amount for each year shall be the amount determined as provided above ([***] for the first year following the 5G ATG Network Launch Date, [***] for the second year, then increasing by [***] for each year of the Term thereafter).

3.3.

Definition of Net Annual Service Revenue. For purposes of this Agreement, (i) “Net Annual Service Revenue” means the gross service revenue recognized in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) by Intelsat or any of its Affiliates during each year of the Term from the sale of inflight connectivity and entertainment services on aircraft operated by Intelsat CA Customers and (ii) “Net Annual ATG Service Revenue” means (x) the portion of Net Annual Service Revenue attributable to ATG Services, which for Intelsat CA Customers employing only ATG technology shall be [***] and for Intelsat CA Customers employing both ATG and satellite technologies shall be determined using the [***].

3.3.1.	Connectivity Revenue. Except for certain exclusions set forth in Section 3.3.2, all GAAP revenue from in-flight connectivity (“IFC”) services shall be [***].

3.3.2.

Other IFC Revenue. Other GAAP IFC service revenue not included within connectivity revenue in Section 3.3.1 that is classified as sponsorship, charter, or airline-paid usage (permitted use megabytes) shall be allocated [***].

3.3.3.

Connected Aircraft Services and Gogo Vision Revenue. All connected aircraft services (“CAS”) and Gogo Vision service revenue shall be allocated using the same methodology described in Section 3.3.2; provided that, such CAS and Gogo Vision service revenue [***].

3.3.4.	Deductions. In determining Net Annual ATG Service Revenue, the following amounts shall be deducted: [***].

3.3.5.

Changes. In the event that accounting standards or contractual terms change, or other events occur, such that the methodology for calculating Net Annual ATG Service Revenue described in this Section 3.3 ceases to result in a fair and equitable allocation of Intelsat’s revenue to the ATG Services, the Parties agree to negotiate in good faith appropriate changes to such methodologies. Circumstances requiring such negotiation could include (a) a change in GAAP and associated accounting treatment (e.g., 606 revenue accounting standard) that materially changes the amount of service revenue recognized but that is not indicative of a business/operational/economic change; or (b) a change in terms in a contract between Intelsat and an Intelsat CA Customer that materially changes the percentage of revenue allocated to ATG Services but is not indicative of a material change in ATG Services usage. In the event a change occurs whereby revenue calculated pursuant to this Section 3.3 can be more directly tracked by specific aircraft or such that allocation methodologies described herein are no longer needed, then either Party may propose a new methodology for revenue calculation to the other Party, which shall be subject to the other Party’s consent (not to be unreasonably withheld, conditioned or delayed). Such other Party shall respond to such proposal reasonably promptly (but in any case within thirty (30) days from receipt of such proposal), and the Parties shall seek to reach agreement on a new methodology (or retaining the existing methodology) as promptly as practicable.

3.3.6.

Forecasting. To facilitate Gogo’s planning, Intelsat will provide to Gogo (i) on an annual basis commencing with the second year of the Term, a non-binding, good faith, [***]forecast of Intelsat’s expected Net Annual ATG Service Revenue and (ii) on a quarterly basis commencing with the second quarter of the Term, in-year non-binding, good faith forecasts by quarter of Intelsat’s expected Net Annual ATG Service Revenue. In the event that Intelsat becomes aware of circumstances occurring in the first year of the Term that will materially change the forecast prepared by Gogo for such year, e.g., a material change in number of aircraft operated by an Intelsat CA Customer or the termination of a contract between Intelsat and an Intelsat CA Customer, Intelsat will advise Gogo of such change.

4.	EQUIPMENT; SOFTWARE.

4.1.

ATG/ATG4 Products. For ATG and ATG4 products, as offered by Gogo and as described in Gogo’s ATG and ATG4 product catalog, including any online catalog, Intelsat will be responsible for procuring all hardware and equipment, with the exception of [***]. For purposes of this Agreement (except for purposes of Section 4.2), “Cost Plus” means [***]. For Existing Equipment, the “fully-loaded cost” shall include, with respect to supply or repairs of existing products, [***] as described in the “Existing Equipment Schedule” attached hereto as Schedule 1. Gogo will not be obligated to provide kitting for Intelsat aircraft. Product repairs will be performed using return materials authorizations (RMAs) in accordance with the following procedure: (i) All product shall be returned via an RMA. [***]. Line replaceable unit (“LRU”) exchanges to support repair of products will be [***]in accordance with the prices set forth on Schedule 1 and [***]. Notwithstanding anything herein to the contrary, Schedule 1 is for illustrative purposes only, and the equipment and other costs identified therein are subject to change (the Parties hereby intend to change such costs no more frequently than annually and only in cases where a third party vendor materially changes its equipment pricing) and shall be no greater than on a Cost Plus-basis as defined in this Section 4.1.

4.2.	5G and Evolution Hardware. The critical components of the 5G ATG Network and planned evolution products that are currently anticipated for use on the 5G ATG Network are [***].

4.2.1.	[***].

4.2.2.	[***].

4.2.3.

Other Intelsat-Requested Future Products or Equipment. With respect to other future 5G ATG Network and evolution LRU products requested by Intelsat (which, for the avoidance of doubt, exclude successor products to the specific products identified in Sections 4.1 and 4.2), Intelsat shall notify Gogo of such request, Gogo shall have the right to bid to develop or manufacture such hardware, and Intelsat shall consider Gogo’s proposal in good faith. Aside from [***], with respect to such other future 5G ATG Network and evolution LRU products requested by Intelsat that Gogo does not bid to develop or manufacture, or for which Gogo is not the winning bidder, [***].

4.2.4.

Gogo-Initiated Future and Successor Products or Equipment. For (i) Gogo-initiated future network access products and (ii) successor network access products, (a) if the purpose of such product is to enable access to the ATG Network or 5G ATG Network, then Gogo shall provide such products to Intelsat [***]until such time as such products become reasonably available from a third party as facilitated by Gogo pursuant to the terms of this Sections 4.2; or (b) if the purpose of such product is not to enable access to the ATG Network or 5G ATG Network, then Gogo shall provide such products at [***].

4.2.5.

Purchase and Shipment. All shipments of new product shall be Ex Works at Gogo’s BA production facility. Gogo may drop ship product to Intelsat’s customers and receiving return shipments from Intelsat’s customers for items of repair. For the avoidance of doubt, all equipment provided by Gogo under Section 4.1 and this Section 4.2 shall be subject to purchase orders that will be reviewed and accepted by Gogo (in Gogo’s discretion). Each such purchase order shall be governed by the terms and conditions of this Agreement in all respects. For the avoidance of doubt, any variations made to the terms and conditions of this Agreement in any purchase order are void and have no effect.

4.3.	Software. The Parties acknowledge that the equipment Gogo sells to Intelsat likely will come with embedded software, based upon Gogo’s then-standard market offerings. [***].

4.4.

Installation. Intelsat or its vendor will be responsible for all equipment installation on Intelsat CA Customer aircraft. Gogo will hold Parts Manufacturer Approval with respect to all Gogo equipment sold to Intelsat (and, for clarity, shall obtain and maintain all applicable regulatory approvals with respect thereto) and will provide all of the relevant FAA approved data that it then owns or otherwise has the right to share with third parties and is reasonably required to support Intelsat in obtaining any required FAA supplemental type certificates. To the extent that any supplemental type certificates did not transfer to Intelsat through the Purchase

Agreement, Gogo will, upon request, provide Intelsat with a right to use relevant FAA or other foreign approved supplemental type certificates that it then owns or otherwise has the right to share with third parties that are reasonably required to support Intelsat installations of ATG, ATG4 and future 5G ATG Network and evolution equipment. Gogo shall provide use of each supplemental type certificate at [***]. To the extent that Intelsat requires additional data from Gogo for installation of the foregoing equipment, then Intelsat shall request such information and Gogo may (in its sole discretion) provide such data under terms to be agreed by the Parties.

4.5.

Equipment Repair and Warranty. Gogo will provide repair services for the EVDO and Dual Mode Aircards and Existing Equipment based upon its standard warranty and maintenance policies as in effect at the applicable time, and shall provide post-warranty repair services also based on its policies as in effect at the applicable time. Copies of Gogo’s current standard warranty and maintenance polices in effect as of the Effective Date have been made available to Intelsat and are attached hereto as Schedule 4. Gogo’s standard warranty and maintenance policies in effect shall (a) not become less favorable to Intelsat in any material respect during the Term, and (b) be at least as favorable as Gogo’s other customers in the Commercial Aviation Market that are subject to such standard warranty and maintenance policies. In addition, Gogo will provide repair services for any equipment it sells to Intelsat during the Term (the “New Equipment”) based upon Gogo’s standard warranty and maintenance policies as adopted for such New Equipment. For both the Existing Equipment and the New Equipment, a three-year warranty from date of shipment and based upon Gogo’s standard warranty policy shall apply. All repairs performed after the warranty period has expired shall be provided by Gogo [***]. Gogo shall ensure that there is a reasonable amount of safety stock of the Existing Equipment as of the Closing.

4.6.

Billing. Equipment purchases shall be invoiced on a purchase order basis at the time of shipment and payment shall be due within [***] of the invoice date. Each such purchase order shall be governed by the terms and conditions of this Agreement in all respects. For the avoidance of doubt, any variations made to the terms and conditions of this Agreement in any purchase order are void and have no effect.

4.7.

MFN. Without limiting Section 4.1 and Section 4.2, to the extent Gogo is permitted to make and does make such network and equipment upgrades commercially available to other customers selling into the Commercial Aviation Market, Intelsat will have the right to purchase network and equipment upgrades developed by Gogo on a Most Favored Nation-basis (relative to such other customers selling into the Commercial Aviation Market) for sale into the Commercial Aviation Market globally. For purposes of this Agreement, “Most Favored Nation” or “MFN” means that Gogo shall not at any time sell network or equipment upgrades developed by Gogo into the Commercial Aviation Market at prices below those offered to Intelsat. During any period in which Gogo offers such network or equipment upgrades developed by Gogo to a commercial buyer in the Commercial Aviation Market at a lower price, Gogo must offer such lower price to Intelsat during such period.

4.8.

Product Quality and Performance. During the Term, and with respect to the equipment referred to in Section 4.1, Gogo will achieve and maintain not less than [***] on-time delivery and not less than [***] on-quality delivery, as defined and mutually agreed to by the Parties. Gogo will also support monthly supplier performance reviews and quarterly business reviews. During such reviews, Gogo will provide information, at the LRU level, around OTD, OQD, MTBF, MTBUR, NFF, and RMA TAT performance against targets. Such reviews will also cover any relevant updates on product lifecycle management (PLM) issues as described in Section 4.9.

4.9.

Product Life Cycle Management. Gogo will apply Gogo’s standard new product introduction process for all future products, or critical existing-product enhancements. In support of any engineering changes that require either a revision or part number roll at the top-level assembly level, Gogo will provide a notice of change (NOC) within [***] of such change being implemented in its project management system. Intelsat will not unreasonably withhold approval of such changes, and will notify Gogo of its disposition of any such change within [***] of receipt of the NOC. Gogo will also conduct, or require its third party suppliers to conduct, obsolescence reviews on the ATG, ATG4 and 5G LRUs on a quarterly basis, using an industry standard tool. Gogo will share the results with Intelsat.

5.	PAYMENT.

5.1.

Payment. During the Term, Service Fees shall be paid by Intelsat to Gogo within [***] in an amount equal to [***] the Net Annual ATG Service Revenue realized or accrued during such calendar month as set forth under Section 3.1 or 3.2, as applicable (for each year of the Term between the Closing and the 5G ATG Network Launch Date, [***] of Net Annual ATG Service Revenue, and for each year of the Term between the 5G ATG Network Launch Date and the end of the Term [***] of Net Annual ATG Service Revenue). At the end of each calendar year, if the Service Fees paid by Intelsat for such calendar year are not greater than or equal to the Annual Minimum Revenue Guarantee amount as set forth in Section 3.1 or Section 3.2 (as applicable), Intelsat shall pay to Gogo, within [***] after the end of such calendar year, an amount equal to the difference between the Annual Minimum Revenue Guarantee amount for such year and the amount of Service Fees actually paid by Intelsat to Gogo for [***]. Also within [***] during the Term, Intelsat shall provide a reasonably detailed report in a format as agreed by the Parties setting forth Intelsat’s Net Annual ATG Service Revenue for such calendar month.

5.2.

Late Payments. If Intelsat fails to pay any undisputed amounts when due hereunder, then, in addition to all other remedies available under this Agreement and at law, all such payments shall bear interest at the lesser of [***] per month and the highest rate permissible under Applicable Law starting on the date such payment is due. Intelsat shall reimburse Gogo for [***] incurred in collecting any overdue payments and related interest.

5.3.

Taxes and Fees. Except for taxes based on Gogo’s net income or property, and except to the extent Intelsat provides a valid tax exemption certificate, Intelsat shall be responsible for the payment of any and all applicable local, state, and federal taxes (however designated) levied upon the use or provision of the ATG Network and the transactions contemplated hereunder, including value added tax, if applicable. Further, Gogo reserves the right to invoice Intelsat for the costs of any fees or payment obligations stemming from an order, rule, or regulation of the FCC, a public service commission or a court of competent jurisdiction with respect to access to the ATG Network, including universal service fund charges, or as otherwise needed to recover amounts that Gogo is required by government or quasi-governmental authorities to collect from or to pay to others in support of statutory or regulatory programs, including franchise fees and right-of-way fees. Intelsat shall be responsible for paying any such taxes and fees that subsequently become applicable retroactively. In the event that any newly adopted law, rule, regulation or judgment increases Gogo’s costs of providing access to the ATG Network, Intelsat acknowledges and agrees that, upon [***] prior written notice, Gogo may increase the charges, or impose one or more non-recurring charges, if necessary to recoup any additional costs of providing access to the ATG Network as a result of the new law, rule, regulation or judgment.

5.4.	Audit.

5.4.1.

Records Maintenance. Each Party shall maintain consistently applied, accurate, and complete books, records, and other documents (including computer files and supporting invoices) to document, in the case of Intelsat, the amount and calculations of Net Annual Service Revenue received by Intelsat during the Term, and in the case of Gogo, Gogo’s costs relevant to Cost Plus pricing, non-recurring engineering (NRE) costs (including research and development) and costs associated with testing or certification under this Agreement. Such records shall be maintained during the Term [***]. Such books and records shall be kept at or accessible from Intelsat’s principal place of business.

5.4.2.

Procedures. [***] during the Term, [***], a designee of the Party exercising its audit right hereunder (which may be an independent accounting firm) under a reasonable and customary non-disclosure agreement may, at such auditing Party’s expense and upon at least fifteen (15) Business Days’ prior notice to the Party being audited, audit and inspect the audited Party’s books, records and other documents for the sole purpose of verifying adherence to, in the case of Intelsat, Section 3 and Section 5, and in the case of Gogo, Section 4. The auditing Party must provide notice of such audit and inspection for a previous calendar year within six (6) months after the end of such calendar year. Any audit and inspection under this Section 5.4 must be conducted only during the audited Party’s regular business hours on Business Days at the audited Party’s principal place of business; provided that such audits and inspections shall not interfere with the audited Party’s course of business. The audited Party shall reasonably cooperate with the auditing Party’s designee in conducting any such audit and inspection. The auditing Party and its designee shall keep all information obtained during any such audit and inspection confidential, and all such information shall be deemed the audited Party’s Confidential Information, pursuant to and in accordance with Section 8.1. The auditor shall provide a copy of its report to the audited Party and its counsel for their review prior to providing such report to the auditing Party. In connection with such review, the audited Party may redact such report in good faith for competitively sensitive information that is not required for the auditing Party to confirm the audited Party’s compliance with Section 3 and Section 5, in the case of Intelsat, and Section 4, in the case of Gogo.

6.	TERM AND TERMINATION.

6.1.

Initial Term. The term of this Agreement shall begin on the Closing Date (“Effective Date”) and end on the tenth (10th) anniversary of the Closing Date (the “Term”), unless earlier terminated in accordance with this Agreement. No less than ninety (90) days prior to the expiration of the Term the Parties shall determine whether, and on what terms, to renew this Agreement.

6.2.

Termination. In addition to any other rights of termination expressly set forth in this Agreement, this Agreement may be terminated prior to its expiration, effective upon ten (10) days’ prior written notice, by (a) either Party, in the event of a material breach of the terms and conditions of this Agreement by the other Party that remains uncured for sixty (60) days following the breaching Party’s receipt of written notice of such breach; (b) Gogo, in the event Intelsat fails to make a payment when due hereunder that remains uncured for thirty (30) days following Intelsat’s receipt of written notice of such non-payment (other than an amount disputed in good faith as to which written notice of such dispute has been provided on or before the due date of such amount); or (c) by the non-affected Party in the event that a Force Majeure Event prevents the affected Party from performing its material obligations hereunder for a period of ninety (90) days or more.

6.3.	Effects of Termination.

6.3.1.

No Release. The expiration or termination of this Agreement, for any reason, shall not release either Party from any obligation or liability to the other Party, including any payment and delivery obligation, that (a) has already accrued hereunder, (b) comes into effect due to the expiration or termination of this Agreement, or (c) otherwise survives the expiration or termination of this Agreement. The Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or termination of this Agreement.

6.3.2.

Return of Materials and Property. Each Party shall promptly, following the expiration or termination of this Agreement, return to the other Party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party’s Confidential Information in accordance with Section 8.1.5 and upon the other Party’s request, certify in writing to the other Party that it has complied with the requirements of this Section.

6.3.3.

Transition Assistance. Except where this Agreement has been terminated by Gogo for cause, Gogo shall provide reasonable cooperation and assistance to Intelsat, upon Intelsat’s written request and at Intelsat’s expense, in Intelsat’s transition to a successor provider.

6.4.

Survival. Sections 1, 5.4, 6.3, 6.4, 7, 8.1, 9.4, 11, 12, 13, 14, and 15 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement. All other provisions of this Agreement will not survive the expiration or earlier termination of this Agreement.

7.	Intellectual Property.

7.1.

Ownership. Each Party is and shall remain the sole and exclusive owner of all intellectual property it owns or controls as of the Effective Date or that it develops or acquires thereafter. Equipment or other hardware sold by Gogo to Intelsat hereunder shall be accompanied by Gogo’s standard use license for use of such equipment or other hardware including any software or other intellectual property contained therein. To the extent of a conflict between Gogo’s standard use license for use of such equipment or other hardware, on the one hand, and this Agreement, on the other hand, this Agreement shall govern and control. Nothing in this Agreement shall be construed as granting either Party any right, title or interest in or to any intellectual property rights owned or controlled by the other Party.

7.2.

Use of Names and Marks. Except as otherwise agreed by the Parties pursuant to a separate written agreement, neither Party shall have any rights, title or interest in or to the other’s name, logo, trademarks, or other trade designations. Neither Party shall make any use thereof without the express prior written permission of the other.

8.	CONFIDENTIALITY; DATA SECURITY.

8.1.	Confidentiality.

8.1.1.

Confidential Information. “Confidential Information” means all non-public or proprietary information treated as confidential by a Party, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” including all: (a) information concerning a Party’s past, present, and future business affairs including finances, products, services, organizational structure, internal practices, forecasts, and sales; (b) unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, and other confidential intellectual property; (c) designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; (d) any third-party confidential information included with, or incorporated in, any information provided by a Party; and (e) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials (“Notes”) prepared by a Party or its Representatives that contain, reflect, or are derived from, in whole or in part, any of the foregoing.

8.1.2.

Exceptions. Except as required by applicable federal, state, or local law or regulation, Confidential Information shall not include information that, at the time of disclosure: (a) is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section by the Receiving Party or any of its Representatives; (b) is, or thereafter becomes, available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party or its Representatives, as established by documentary evidence, before being disclosed by or on behalf of the Disclosing Party; or (d) was or is independently developed by the Receiving Party, as established by documentary evidence, without reference to or use, in whole or in part, of any of the Disclosing Party’s Confidential Information.

8.1.3.

Receiving Party Obligations. Each Party acknowledges that it may gain access to or become familiar with the other Party’s Confidential Information. Each Party, as the Receiving Party of the other Party’s Confidential Information, shall: (a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Agreement, or otherwise in any manner to the Disclosing Party’s detriment; (c) not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s Representatives who (i) need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement; (ii) are informed by the Receiving Party of the confidential nature of the Confidential Information; and (iii) are subject to confidentiality duties or obligations to the Receiving Party that are no less restrictive than the terms and conditions of this Agreement; and (d) be responsible for any breach of this Section 8 caused by any of its Representatives.

8.1.4.

Required Disclosure. The Receiving Party may disclose the Disclosing Party’s Confidential Information under applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction, provided that the Receiving Party shall first provide the Disclosing Party with: (a) prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and (b) reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

8.1.5.

Return or Destruction of Confidential Information. At any time during or after the Term of this Agreement, at the Disclosing Party’s request, the Receiving Party shall promptly return and shall require its Representatives to return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed. In addition, the Receiving Party shall also destroy all copies of any Notes created by the Receiving Party or its Representatives and certify in writing to the Disclosing Party that such copies have been destroyed. Notwithstanding the foregoing, the Receiving Party may retain any copies of Confidential Information, regardless of whether such copies are in original form: (a) included in any materials that document a decision to terminate this Agreement with the Disclosing Party, or otherwise to cease communications with the Disclosing Party; (b) as may be required to comply with the Receiving Party’s internal record-keeping policies or any Applicable Law or regulatory authority to which it is subject; or (c) that are maintained as archive copies on the Receiving Party’s disaster recovery or information technology backup systems; provided that such copies will be destroyed on the normal expiration of the Receiving Party’s backup files. The Receiving Party shall continue to be bound by the terms and conditions of Section 8 regarding any such Confidential Information retained in accordance with this Section 8.1.5.

8.2.

Industry Appropriate Data Safeguards. The Parties agree to comply with the data safeguards as outlined on Appendix II, attached hereto any by this reference made a part hereof (“Industry Appropriate Data Safeguards”). Each Party will immediately notify the other Party if it becomes aware of any material security breaches or material virus introduction into its respective network or services that are outlined in this Agreement.

9.	REPRESENTATIONS AND WARRANTIES.

9.1.

Mutual Representations and Warranties. Each Party hereby represents and warrants that: (i) the Party is duly organized, validly existing, and in good standing in the jurisdiction in which the Party was organized, formed, or incorporated, as applicable, and is otherwise in good standing and authorized to transact business in each other jurisdiction in which such qualifications are required; and, (ii) each Party has the full power and authority to enter into and perform its obligations under this Agreement, and, to the extent applicable, the Person(s) executing this Agreement on behalf of that Party, have the authority to enter into and deliver this Agreement on behalf of that Party.

9.2.

Additional Gogo Representations and Warranties. Gogo further represents and warrants to Intelsat that it has all rights, licenses and authority as may be required by any relevant government agency or regulatory body to provide Intelsat access to the ATG Network specified herein and will have such rights, licenses and authority to provide Intelsat access to the 5G ATG Network.

9.3.

Additional Intelsat Representations and Warranties. Intelsat represents and warrants to Gogo that Intelsat and each Intelsat CA Customer has all rights, licenses and authority as may be required by any relevant government agency or regulatory body to use the ATG Network to provide its and their services to Intelsat End Users and will have such rights, licenses and authority to the use 5G ATG Network to provide its and their services to Intelsat End Users.

9.4.

Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, GOGO MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTIES, EITHER EXPRESS OR IMPLIED, REGARDING THE ATG NETWORK AND RELATED EQUIPMENT OR OTHER MATERIALS USED IN CONNECTION WITH THE ATG NETWORK, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, THAT THE ATG NETWORK WILL BE UNINTERRUPTED OR ERROR FREE, THE ACCURACY OR THE RELIABILITY OF ANY INFORMATION, SERVICES OR MERCHANDISE ADVERTISED, PURCHASED OR PROVIDED THROUGH THE ATG NETWORK. GOGO MAKES NO REPRESENTATION OR WARRANTY ABOUT THE SIGNAL ENCRYPTION AND DELIVERY SYSTEMS THAT ENCRYPT AND TRANSMIT VIA THE ATG NETWORK, INCLUDING THE QUALITY OF ANY SUCH SIGNALS, THE AVAILABILITY OF ANY SUCH SIGNALS OR THE CONTINUED AVAILABILITY OF ANY SUCH SIGNALS FROM ANY SPECIFIC TRANSMITTING OR RECEIVING FACILITIES OR CAPABILITIES BECAUSE OF ANY CHANGES TO SUCH SIGNAL ENCRYPTION OR DELIVERY SYSTEMS. ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED BY GOGO AND WAIVED BY INTELSAT TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW. INTELSAT ACKNOWLEDGES THAT THE PERFORMANCE OF THE ATG NETWORK MAY VARY FROM TIME TO TIME BASED ON USAGE AND OTHER FACTORS. INTELSAT ACKNOWLEDGES THAT ACCESS TO THE ATG NETWORK IS AT INTELSAT’S (AND ITS CUSTOMERS’ AND THEIR END USERS’) SOLE RISK AND THAT GOGO SHALL NOT BE LIABLE IN ANY WAY IN CONNECTION WITH ANY USE OF OR ACCESS TO THE ATG NETWORK BY INTELSAT (ITS CUSTOMERS OR THEIR END USERS), INCLUDING CIRCUMSTANCES WHERE ACCESS TO THE ATG NETWORK RESULTS IN FILE OR DATA LOSS OR HARDWARE OR SOFTWARE LOSS OR DESTRUCTION OR DISCLOSURE OF PERSONAL INFORMATION (E.G., WHERE SUCH LOSS OR DESTRUCTION IS CAUSED BY VIRUSES OR MALWARE CONTRACTED OVER THE ATG NETWORK). INTELSAT ACKNOWLEDGES THAT THE ATG NETWORK MAY PROVIDE END USERS WITH A CONNECTION TO THE INTERNET THAT MAY BE UNFILTERED AND UNSECURED AND THAT CARRIES AND ALLOWS END USERS ACCESS TO CERTAIN CONTENT, MERCHANDISE AND SERVICES THAT ARE NOT CONTROLLED OR PROVIDED BY GOGO AND FOR WHICH THERE ARE CHARGES PAYABLE TO THIRD PARTIES. GOGO SHALL NOT BE RESPONSIBLE OR LIABLE IN ANY WAY FOR SUCH CONTENT, SERVICES OR CHARGES OR THE DISCLOSURE OF ANY INFORMATION FROM THE USE OF OR ACCESS TO ATG NETWORK. IN ADDITION, INTELSAT ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, GOGO DOES NOT MAKE ANY WARRANTIES ON BEHALF OF ITS SERVICE PROVIDERS UNDER THIS AGREEMENT, EXPRESS OR IMPLIED. ANY SERVICES PROVIDED BY INTELSAT TO ANY THIRD PARTIES (INCLUDING ANY END USER) ARE THE SOLE RESPONSIBILITY OF INTELSAT, AND IN NO CIRCUMSTANCES SHALL SUCH SERVICES BE DEEMED TO BE SERVICES PROVIDED BY GOGO TO SUCH PARTIES.

10.	MAINTENANCE OF NETWORKS; COMPLIANCE WITH LAW.

10.1.

Maintenance of Networks. During the Term, Gogo will maintain and operate its network in good order and repair and in material compliance with Applicable Law, including federal and state laws, as well as any applicable rules and regulations of the Federal Communications Commission (“FCC”) and the Federal Aviation Administration (“FAA”). Notwithstanding anything to the contrary, in the event that any permit, approval, consent or authorization required for Gogo’s provision of the ATG Services is enjoined by any governmental authority or third party and is revoked based on any governmental, regulatory or legal proceeding, Intelsat acknowledges that Gogo may reserve the right to restrict or withhold access to the ATG Network until such restriction has been resolved with the right of Gogo to continue to provide ATG Services has been confirmed.

10.2.

Compliance with Law. During the Term, each Party will, and will cause each of its Affiliates and all other Persons under its control to, and will direct all other Persons under its direction to, comply with all Applicable Laws.

11.	INDEMNIFICATION.

11.1.

Indemnification by Intelsat. Intelsat will indemnify, defend, and hold harmless Gogo and its Affiliates, and their respective officers, directors, employees, stockholders, partners, independent contractors and agents (“Gogo Indemnified Parties”) from and against any and all joint or several costs, damages, losses, liabilities, expenses, judgments, fines, settlements and any other amount of any nature, including reasonable fees and disbursements of attorneys, accountants, and experts (collectively, “Damages”), arising from or related to any and all claims, demands, actions, suits, or proceedings whether civil, criminal, administrative, or investigative, as well as judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees, the cost of enforcing any right to indemnification hereunder and the cost of pursuing insurance providers (collectively, “Claims”) of any third party arising from or related to (a) [***]; (b) [***]; (c) [***]; or (d) the gross negligence or willful misconduct of Intelsat or its Affiliates.

11.2.

Indemnification by Gogo. Gogo will indemnify, defend, and hold harmless Intelsat and its Affiliates, and their respective officers, directors, employees, stockholders, partners, independent contractors and agents (“Intelsat Indemnified Parties”) from and against any and all Damages arising from or related to any and all Claims of any third party arising from or related to (a) Intelsat’s or Intelsat’s End Users’ use of the ATG Network in accordance with the terms of this Agreement infringing, misappropriating, or otherwise violating the intellectual property rights of any third party, (b) Gogo’s breach of its SLA Obligations pursuant to Section 2.3.1 that are in effect as of the Closing with respect to existing Intelsat CA Customers, (c) any violation of Applicable Laws by Gogo; or (d) the gross negligence or willful misconduct of Gogo.

11.3.

Indemnification Procedure. To be indemnified, the Party seeking indemnification hereunder (the “Indemnitee”) must: (a) give the Party from whom indemnification is sought (the “Indemnitor”) timely written notice of the Claim (unless the Indemnitor already has notice); (b) give the Indemnitor full and complete authority, information, and assistance for the Claim’s defense and settlement; and, (c) not materially prejudice the Indemnitor’s ability to satisfactorily defend or settle the Claim. The Indemnitor’s obligation to indemnify the Indemnitee will be reduced to the extent of any increased claims or losses resulting from the Indemnitee’s failure to comply with the previous sentence. The Indemnitor may settle or defend the Claim at its own expense and with its own counsel, provided that the Indemnitor may not admit any guilt or culpability of or on behalf of the Indemnitee. The Indemnitee may participate in the settlement or defense of the Claim with its own counsel and at its own expense, but the Indemnitor will retain sole and absolute control of the Claim’s settlement or defense.

12.	INSURANCE

12.1.

During the Term and for a period of three (3) years thereafter, each Party shall, at its own expense, maintain and carry in full force and effect, subject to appropriate levels of self-insurance, at least the following types and amounts of insurance coverage, subject to the requirements set forth in Section 12.2:

12.1.1.

Commercial general liability with limits no less than [***], including bodily injury and property damage and products and completed operations and advertising liability, which policy will include contractual liability coverage insuring the activities of such Party under this Agreement;

12.1.2.

Professional Liability with limits no less than [***], including first party and third party liability coverage for unauthorized computer access or use, internet liability, failure to protect privacy, virus transmission and denial of service; and

12.1.3.	Umbrella (excess) liability for the coverage in Section 12.1.1, with limits no less than [***].

12.2.

Each Party shall ensure that all insurance policies required pursuant to Section 12.1: (a) are issued by insurance companies with an A.M. Best’s Rating of no less than A-VII; (b) provide that such insurance carriers give the other Party at least thirty (30) days’ prior written notice of cancellation or non-renewal of policy coverage, provided that, prior to such cancellation, such Party has new insurance policies in place that meet the requirements of this Section; (c) provide that such insurance be primary insurance and any similar insurance in the name of or for the benefit of the other Party shall be excess and non-contributory; (d) name the other Party and its Affiliates, including, in each case, all successors and permitted assigns, as additional insureds; and (e) waive any right of subrogation of the insurers against the other Party or any of its Affiliates.

12.3.

Upon the written request of the other Party, each Party shall provide the other Party with copies of the certificates of insurance and policy endorsements for all insurance coverage required by this Section, and shall not do anything to invalidate such insurance. This Section 12 shall not be construed in any manner as waiving, restricting, or limiting the potential liability of either Party for any obligations imposed under this Agreement (including any provisions requiring a Party hereto to indemnify, defend, and hold the other harmless under this Agreement), and failure to request evidence of this insurance shall in no way be construed as a waiver of either Party’s obligation to provide the agreed insurance coverage.

13.	LIMITATIONS OF LIABILITY.

EXCEPT WITH RESPECT TO LIABILITY RESULTING FROM EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11 (INDEMNIFICATION), GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, BREACH OF SECTION 8 (CONFIDENTIALITY) OR INFRINGEMENT, MISAPPROPRIATION OR OTHER VIOLATION OF ANY THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, (I) NEITHER PARTY WILL BE LIABLE TO THE OTHER

FOR LOSS OF ANTICIPATORY PROFITS, REVENUE OR SAVINGS, OR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, LOST BUSINESS OPPORTUNITIES, IMPERFECT COMMUNICATIONS, MARKET SHARE OR CONSEQUENTIAL DAMAGES INCURRED IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SUCH DAMAGES ARISING FROM OR RELATED TO ANY NETWORK DISRUPTION, DAMAGES FOR LOSS OF PROFIT, SYSTEM DEGRADATION, MALFUNCTION, DISRUPTION OF SERVICE, LOSS OF DATA, INADVERTENT DISCLOSURE OR THEFT OF DATA OR INFORMATION, VANDALISM, EXCUSED DELAY, OR ANY OTHER REASON, EVEN IF THE PARTIES CONTEMPLATED THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE, AND WHETHER SUCH ALLEGED LIABILITY ARISES IN CONTRACT OR TORT, AND (II) EACH PARTY’S AGGREGATE LIABILITY FOR ANY DAMAGES OF ANY KIND UNDER THIS AGREEMENT WILL NOT EXCEED THE GREATER OF $5,000,000 AND TOTAL SERVICE FEES PAID OR PAYABLE BY INTELSAT TO GOGO DURING THE TWELVE (12) MONTHS PRECEDING THE CLAIM. THE LIMITATIONS SET FORTH IN THIS SECTION 13 SHALL NOT APPLY TO LIABILITY ARISING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.

14.	GOVERNING LAW; DISPUTE RESOLUTION; REMEDIES.

14.1.

Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. Intelsat and Gogo hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State, City and County of Delaware for disputes or other matters arising out of or related to this Agreement and in respect of the transactions contemplated hereby. Each of Intelsat and Gogo irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any such action, suit or proceeding, shall be heard and determined in such a Delaware State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of Intelsat and Gogo hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such jurisdiction of such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Intelsat and Gogo hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 15.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

14.2.

Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.3.

Equitable Remedies. Each Party hereto acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, the other Party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

14.4.

Cumulative Remedies. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

15.	MISCELLANEOUS.

15.1.

Further Assurances. Each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

15.2.

Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including: (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, insurrection, civil commotion, national emergency, or other civil unrest; (d) government order or law or action by any governmental authority; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) widespread disease, contamination, epidemic, pandemic or quarantine; (g) national or regional emergency; (h) strikes, labor disputes, stoppages or slowdowns, or other industrial disturbances; (i) receiving earth station sun outage, meteorological or astronomical disturbance, external transmission interference, satellite failure, satellite launch failure or delay, or satellite malfunction (provided such interference, failure, delay, or malfunction is not attributable to a negligent act or omission of either Party); and (j) shortage of adequate power or transportation facilities (each a “Force Majeure Event”). The Party suffering a Force Majeure Event shall give notice within five (5) Business Days of the Force Majeure Event to the other Party, stating a description of the Force Majeure Event, including the period of time the occurrence is expected to continue, and such suffering Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

15.3.

Relationship of the Parties. Nothing herein shall be construed to create a joint venture or partnership between the Parties hereto or an employer/employee or agency relationship. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

15.4.

Public Announcements. Unless otherwise required by Applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such announcement.

15.5.	Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be given:

if to Intelsat:

Gogo LLC

7900 Tysons One Place

McLean, VA 22102-5979

Attention:            David Tolley

                              Michelle Bryan

Email:                  [***]

                              [***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue,

New York, NY 10022

Telephone:           (212) 446-4800

Attention:             Peter Martelli, P.C.

                              Shawn OHargan, P.C.

                              Andrew Kimball

Email:                   peter.martelli@kirkland.com

                                        shawn.ohargan@kirkland.com

                                        andrew.kimball@kirkland.com

if to Gogo:

Gogo Business Aviation LLC

111 N. Canal Street

Chicago, IL 60606

Attention: General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Telephone:             (212) 909-6000

Attention: Kevin Rinker, Esq.

              Sue Meng, Esq.

Email:   KARinker@debevoise.com

              SMeng@debevoise.com

or such other address as such Party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received (a) when personally delivered if received prior to 5:00 p.m. on a Business Day in the place of receipt, (b) one Business Day after being sent by reputable overnight courier or (c) when transmitted by email with confirmation of receipt requested (provided, that if confirmation of such receipt is not obtained within three Business Days, then the sending Party must also promptly notify the other Party by other means provided herein (for the avoidance of doubt, in such a case, the notice, request or other communication shall be deemed received on the date of the initial email transmission notwithstanding the use of other means)).

15.6.

Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding, unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

15.7.

Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with, including with respect to enforcement of, this Agreement and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the Party incurring such cost or expense.

15.8.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement, in whole or in part, by written notice but without such consent to one or more of its Affiliates or to an entity that acquires all or substantially all of the business or assets to which this Agreement pertains (including, for the avoidance of doubt, the CA Business or the ATG Network or 5G ATG Network, in which event this Agreement shall be assigned to and assumed by such acquiror), whether by merger, reorganization, acquisition, sale or otherwise. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder.

15.9.

Entire Agreement. This Agreement and all attached exhibits, appendices and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, and the exhibits, appendices, and schedules (other than an exception expressly set forth as such in the schedules), the statements in the body of this Agreement shall control.

15.10.

Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

15.11.

Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be executed in several counterparts and by electronic signature, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the Parties intending to be legally bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Gogo Business Aviation LLC	Gogo LLC

By: /s/ Sajid Ajmeri	By: /s/ Marguerite M. Elias

Name: Sajid Ajmeri	Name: Marguerite M. Elias

Title: Vice President, Corporate & Securities and Secretary	Title: Executive Vice President, General Counsel and Secretary

Date: December 1, 2020	Date: December 1, 2020

APPENDIX I

DEFINITIONS

1. “5G Aircard” means a Gogo-designed modem to provide air -to -ground in-flight connectivity that will support the 5G ATG Network technology. The 5G Aircard is currently in development as of the Effective Date.

2. “5G ATG Equipment Availability Date” has the meaning set forth in Section 2.7.1.

3. “5G ATG Network” has the meaning set forth in the Recitals.

4. “5G ATG Network Availability Date” has the meaning set forth in Section 2.7.1.

5. “5G ATG Network Launch Date” has the meaning set forth in Section 2.7.1.

6. “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

7. “Agreement” has the meaning set forth in the Preamble.

8. “Annual Minimum Revenue Guarantee” means (i) with respect to each year of the Term between the Closing and the 5G ATG Network Launch Date, the minimum amount specified in Section 3.1; and (ii) with respect to each year of the Term between the 5G ATG Network Launch Date and the end of the Term, the applicable minimum amount specified in or determined under Section 3.2.

9. “AOL” has the meaning set forth in Section 3.3.2.

10. “Applicable Laws” means any and all applicable present and future federal, state, national, or local laws, rules, regulations or orders.

11. “ATG” has the meaning set forth in the Recitals.

12. “ATG Aircraft” means aircraft owned or operated by passenger or cargo air carriers operating under Part 121 or Part 129 of Title 14, C.F.R. or the international equivalents thereof that are equipped with in-flight connectivity equipment designed or supported by Gogo to communicate with the ATG Network or, when available, the 5G ATG Network but shall not include aircraft operated by charter companies conducting scheduled flight operations departing from executive fixed base operations and private charters operating under 14 CFR Part 121.

13. “ATG Network” has the meaning set forth in the Recitals.

14. “ATG Services” has the meaning set forth in the Recitals.

15. “ATG4” means Gogo’s second generation air-to-ground technology using four (4) antennae.

16. “BA” has the meaning set forth in the Recitals.

17. “BA Business” has the meaning set forth in the Recitals.

18. “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

19. “CA” means commercial aviation.

20. “CAS” has the meaning set forth in Section 3.3.3.

21. “Claims” has the meaning set forth in Section 11.1.

22. “Closing” has the meaning set forth for such term in the Purchase Agreement.

23. “Closing Date” has the meaning set forth for such term in the Purchase Agreement.

24. “Commercial Aviation Market” means passenger and cargo aircraft operating pursuant to 14 CFR Part 121 but shall not include charter companies conducting scheduled flight operations departing from executive fixed base operations and private charters operating under 14 CFR Part 121.

25. “Confidential Information” has the meaning set forth in Section 8.1.1.

26. “Cost Plus” has the meaning set forth in Section 4.1.

27. “Cost Plus End Date” has the meaning set forth in Section 4.2.1

28. “Damages” has the meaning set forth in Section 11.1.

29. “Disclosing Party” means a party that discloses Confidential Information under this Agreement.

30. “Dual Mode Aircard” means a Gogo-designed modem to provide air to ground in-flight connectivity that will support both the [***].

31. “Effective Date” has the meaning set forth in Section 6.1.

32. “Exclusivity Right” has the meaning set forth in Section 2.6.

33. “Existing Equipment” means the products set forth on Schedule 1 to the extent such products were installed on commercial aircraft prior to the Closing.

34. “FAA” has the meaning set forth in Section 10.1.

35. “FCC” has the meaning set forth in Section 10.1.

36. “First 5G Rev Share Date” has the meaning set forth in Section 2.7.1.

37. “Force Majeure Event” has the meaning set forth in Section 15.2.

38. “GAAP” has the meaning set forth in Section 3.3.

39. “Gogo” has the meaning set forth in the Preamble.

40. “Gogo Indemnified Parties” has the meaning set forth in Section 11.1.

41. “Gogo Policies” means those policies of Gogo adopted by Gogo for its customers generally that are relevant to Intelsat’s use of the ATG Services and that are provided to Intelsat in writing during the Term.

42. “IFC” has the meaning set forth in Section 3.3.1.

43. “Indemnitee” has the meaning set forth in Section 11.3.

44. “Indemnitor” has the meaning set forth in Section 11.3.

45. “Industry Appropriate Data Safeguards” has the meaning set forth in Section 8.2.

46. “Intelsat” has the meaning set forth in the Preamble.

47. “Intelsat CA Customers” has the meaning set forth in Section 2.2.

48. “Intelsat End Users” has the meaning set forth in Section 2.5.1.

49. “Intelsat Indemnified Parties” has the meaning set forth in Section 11.2.

50. “LRU” has the meaning set forth in Section 4.1.

51. “[***]” has the meaning set forth in Section 4.2.2.

52. “[***]” has the meaning set forth in Section 4.2.2.

53. “Misuse” has the meaning set forth in Section 2.5.3.

54. “Modified SLA” has the meaning set forth in Section 2.3.2.

55. “Monthly 4G Cap” has the meaning set forth in Section 2.2.

56. “Monthly 5G Cap” has the meaning set forth in Section 2.7.3.

57. “Most Favored Nation” or “MFN” has the meaning set forth in Section 4.7.

58. “Net Annual ATG Service Revenue” has the meaning set forth in Section 3.3.

59. “Net Annual Service Revenue” has the meaning set forth in Section 3.3.

60. “Network Management Actions” has the meaning set forth in Section 2.2.

61. “New Equipment” has the meaning set forth in Section 4.5.

62. “Notes” has the meaning set forth in Section 8.1.1.

63. “Party” and “Parties” have the meaning set forth in the Preamble.

64. “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

65. “PMA” means the issuance by the FAA of Parts Manufacturing Authority.

66. “Post-5G Pricing Terms” has the meaning set forth in Section 3.2.

67. “Purchase Agreement” has the meaning set forth in the Recitals.

68. “Receiving Party” means a Party that receives or acquires Confidential Information directly or indirectly under this Agreement.

69. “Representative” means any personnel, contractors, subcontractors, agents, officers, directors, or any third party acting for or on behalf of a Party.

70. “Service Fees” means the fees payable by Intelsat to Gogo as consideration for the ATG Services.

71. “SLA” has the meaning set forth in Section 2.3.1.

72. “SLA Obligations” has the meaning set forth in Section 2.3.1.

73. “Term” has the meaning set forth in Section 6.1

74. “[***]” has the meaning set forth in Section 4.2.1.

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APPENDIX II

INDUSTRY APPROPRIATE DATA SAFEGUARDS

Each Party will comply with the NIST SP 800-171 control set in addition to the data security practices, procedures and safeguards detailed below:

(1) ensuring the physical security of servers and any equipment by which data may be accessed, using secure data centers that utilize redundant power and cooling (including generator and UPS backup), dedicated fire suppression, and electronically controlled badge access and video monitoring systems;

(2) restricting data center access to authorized personnel only and ensuring that all access is monitored and recorded for audit purposes;

(3) employing redundant backup systems and disaster mitigation and failover plans;

(4) maintaining physical safeguards of data;

(5) using up to date firewalls and intrusion detection systems and scanning systems with security vulnerability scanning software at regular intervals;

(6) implementing and enforcing a written code of behavior and conduct designed to ensure protection of confidential information;

(7) encrypting sensitive data or any data required by applicable legal requirements to be encrypted;

(8) requiring complex passwords and periodic resetting of passwords on all internet accessible devices;

(9) enforcing security standards and access controls for and by its employees and contractors, limiting access to Confidential Information to the fewest number of persons with a need to know and limiting access to the least privileges necessary to perform job responsibilities;

(10) installing antivirus software on all production Windows-based servers and desktops/laptops that is configured to automatically download up-to-date virus signatures from a trusted third-party source; and

(11) implementing other industry-standard security systems, procedures and protocols.

SCHEDULE 1

EXISTING EQUIPMENT SCHEDULE[***]

SCHEDULE 2

MINIMUM REVENUE GUARANTEES FOLLOWING 5G ATG NETWORK LAUNCH DATE

Years Post 5G Launch	Minimum Revenue Guarantee
1	[***]
2	[***]
3	[***]
4	[***]
5	[***]
6	[***]
7	[***]
8	[***]

Example of Prorated Payment for Partial Year

[***]SCHEDULE 3

NETWORK SUPPORT TIERS

	Tier 1	Tier 2	Tier 3	Tier 4
Overview	Basic help desk resolution and service desk delivery	In-depth technical support	Expert product and service support	Outside support for problems not supported by the organization

[***]	[***]	[***]	[***]	[***]

SCHEDULE 4

GOGO’S STANDARD WARRANTY AND MAINTENANCE POLICIES

[***]

SCHEDULE 5

EXISTING INTELSAT CA CUSTOMER SLAs

[***]